Wilson Greatbatch Technologies, Inc. Reports Record Second Quarter Sales

    CLARENCE, N.Y., Aug. 5 /PRNewswire-FirstCall/ -- Wilson Greatbatch Technologies, Inc. (the "Company") (NYSE: GB), a leading developer and manufacturer of batteries, capacitors, components and enclosures used in implantable medical devices and specialty batteries used in demanding non-medical operations, today announced record sales for the second fiscal quarter of 2003. The Company reported sales of $55.8 million, an increase of 46% compared to the $38.3 million reported in the second quarter of 2002. Operating income increased to $9.5 million, an increase of 60% over the prior year. The Company also reported net income of $5.0 million, or $0.23 per diluted share, compared to $3.6 million, or $0.17 per diluted share, in the prior year. The second quarter results include a one-time after-tax charge of approximately $1 million, or $0.05 per diluted share, from the write-off of deferred financing fees associated with the early extinguishment of debt, discussed below.
    "We are pleased with our strong results this quarter" stated Edward F. Voboril, the Company's Chairman, President and Chief Executive Officer. "Our cardiac rhythm management ("CRM") business continues to experience strong growth. In the second quarter our implantable cardioverter defibrillator ("ICD") battery and capacitor sales increased by 50%, indicative of the robust nature of this CRM market segment. During the quarter we also completed a significant transaction that positions us to support further growth, both organically and by acquisition. We issued $170 million of contingent convertible subordinated notes, $72 million of which was used to extinguish our existing floating-rate debt. With interest rates at historically low levels, we have locked-in a fixed interest rate at 21/4 percent and as of June 30 had in excess of $102 million of cash equivalents and short-term investments on our balance sheet," Voboril added.

    Three Months Ended June 30, 2003

    Sales
    The following table summarizes the Company's sales revenue by product line for the second quarters of 2003 and 2002 (in thousands):

                                2003          2002           %
                              2nd Qtr       2nd Qtr        Change
    Medical Technology:
     ICD batteries            $11,278        $7,188         +57%
     Pacemaker batteries        6,418         5,185         +24%
     Other batteries              741           675         +10%
     ICD capacitors             7,849         5,550         +41%
     Components                22,735        13,040         +74%
    Total Medical Technology   49,021        31,638         +55%
    Commercial Power Sources    6,781         6,690          +1%
    Total Sales               $55,802       $38,328         +46%

    "In our medical technology segment, our ICD battery sales again reached record levels in the quarter, increasing by 57%. Pacemaker battery sales also continued the strong growth exhibited last quarter, increasing by 24% over the second quarter of 2002. As previously discussed, this sales increase is primarily attributable to the resumption of orders from certain customers that in 2002 were reducing their inventory levels. Our ICD capacitor sales remained strong, growing by 41%. We continue to expect sales from additional ICD capacitor customers to commence in the second half of the year," Voboril commented.
    Medical component product sales growth was also strong in the quarter, increasing by 26%, excluding the effect of Greatbatch-Globe sales, which was acquired in the third quarter of last year. "Organic growth remains very strong, particularly in our proprietary electro-magnetic interference ("EMI") filtering technology. During the second quarter we completed the sale of our non-medical EMI assets, providing us with the capacity to support the increased demand for medical EMI products," Voboril stated.
    "In our non-medical, commercial battery segment, sales increased by 1% compared to a relatively strong quarter last year. Sales growth in the first half has increased by 7%, representing a modestly higher than expected growth. We continue to see steady demand from our customers in the oil and gas exploration market," Voboril concluded.

    Profit & Loss Summary
    The following table summarizes selected information derived from the profit & loss ("P&L") statements for the 2nd quarters of 2003 and 2002 (in thousands):

                                       2003          2002
                                     2nd Qtr        2nd Qtr

    Gross Profit                    $23,171         $15,599
    Gross Margin                       41.5%           40.7%

    SG&A Expenses                    $8,177          $5,354
    SG&A Expense as % of Sales         14.7%           14.0%

    RD&E Expenses, net               $4,635          $3,390
    RD&E Expenses, net as % of Sales    8.3%            8.9%

    Operating Income                 $9,546          $5,969
    Operating Margin                   17.1%           15.6%

    The higher overall gross margin in the quarter was primarily due to significantly improved gross margins for our EMI filtered feedthroughs manufactured at our Carson City, Nevada plant. "We have made many improvements in our manufacturing operations at this plant which have enabled us to meet the higher demand while lowering our overall manufacturing costs," Voboril observed.
    Partially offsetting the improved margins on EMI filtered feedthroughs were (a) costs incurred in the consolidation of the commercial battery operations, (b) on-going implementation of lean manufacturing initiatives at all plants, and (c) the impact of lower-margin sales of Greatbatch-Globe enclosures. "The consolidation of the commercial battery operation was completed on schedule in June, and all commercial battery production is now consolidated in our Canton, Massachusetts plant. As we scale up manufacturing in the consolidated plant, we expect to see the benefits in terms of improved gross margins starting in the fourth quarter of this year," Voboril commented.
    "In terms of lean manufacturing, we have incurred additional manufacturing costs for most products in the first half of this year from conversion of manufacturing lines into lean cells, and the short-term inefficiencies of conversion resulted in lower gross margins during the second quarter as this inventory was sold through to customers. We are more than halfway through the lean manufacturing implementation in most plants and expect to have completed this process at all plants by the end of this year. Accordingly, we expect to see improved gross margins in 2004," Voboril commented. "Finally, as in previous quarters, the inclusion of Greatbatch-Globe enclosures in our product mix has decreased overall margins due to inherently lower margins on enclosure products," Voboril added.
    Operating expenses during the quarter increased by 42% compared to last year in absolute dollars, but as a percent of sales decreased from 25.1% to 24.4% of sales compared to last year as sales growth has outpaced spending.

    Six Months Ended June 30, 2003
    Year to date sales of $110.7 million increased by 48% compared to last year. Excluding the effect of Greatbatch-Globe sales, medical technology sales grew organically by 35%, while commercial power sources sales increased by 7%. Gross profit increased by 46% versus the prior year and represented a gross margin of 41.6%. Operating expenses increased by 34.6% compared to last year in absolute dollars, but as a percent of sales decreased from 26.6% to 24.1% of sales compared to last year as sales growth has outpaced spending.
    Net income and diluted earnings per share totaled $11.0 million and $0.51 per share, respectively, reflecting growth of 59% and 55% compared with last year.

    Outlook for the Reminder of the Year
    Given its strong first half results and the continued momentum heading into the second half of the year, the Company is raising its full year 2003 guidance. The Company expects medical technology sales for the year to grow in the range of 24%-26% (including Greatbatch-Globe sales as if it had been in the Company's results for the full year 2002) to a total of $188 million to $192 million. The Company expects commercial power source sales for the year to grow between 5%-7% to a total of $26 to $27 million. On a Company-wide basis, this amounts to an overall sales growth of 21%-24% for the year, to a total of $215-$220 million. This compares to previous guidance of $200-$208 million.
    Based on the aforementioned anticipated sales growth, the Company expects diluted earnings per share of $1.03-$1.07, inclusive of the $0.05 charge for the 2003 second quarter write-off of deferred financing fees from the early extinguishment of debt. Our previously reported full year guidance was $0.98-$1.06.
    Gross margins are expected to improve modestly in the second half of 2003. "The investments made in the consolidation of our commercial battery operations, the lean manufacturing start-up costs and the inclusion of Greatbatch-Globe for the entire year has resulted in a lower gross margin than anticipated. With the majority of these costs behind us, we believe we are well positioned to deliver on our target of 100 basis point per year gross margin improvement commencing in 2004," Voboril stated.
    Capital spending for 2003 is expected to be in the range of $13-$16 million, compared to $20.5 million last year. Capital spending during the first half of 2003 was approximately $5.1 million. The lower overall spending for the first half of this year is due to the construction of an R&D facility as well as the purchase of a new battery plant building during 2002. Capital spending will increase significantly in the second half of 2003 with the commencement of major information technology and infrastructure initiatives. Capital spending is expected to continue at elevated levels during 2004 due to the continuing impact of information technology and infrastructure initiatives as well as the build-out of the new medical battery plant. We anticipate the additional spending to be funded with the proceeds from the convertible subordinated notes and from internally generated cash.

    Conference Call
    Edward F. Voboril and Lawrence P. Reinhold, the Company's Executive
Vice President and Chief Financial Officer, will discuss second quarter 2003 financial results in a conference call scheduled for today, Tuesday, August 5, at 5:00 p.m. EDT. The conference call will be webcast live and is accessible through the Company's website at www.greatbatch.com or at CCBN's individual investor center at www.companyboardroom.com. The webcast will also include presentation visuals. The webcast will be archived on both websites for future on-demand replay.

    Forward-Looking Statements
    Some of the statements in this press release and other written and oral statements made from time to time by the company and its representatives are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, and involve a number of risks and uncertainties. These statements can be identified by terminology such as "may," "will," "should," "could," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are based on the Company's current expectations. The Company's actual results could differ materially from those stated or implied in such forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements include, among others, the following matters affecting the Company: dependence upon a limited number of customers; product obsolescence; inability to market current or future products; pricing pressure from customers; reliance on third party suppliers for raw materials; products and subcomponents; fluctuating operating results; inability to maintain high quality standards for our products; challenges to our intellectual property rights; product liability claims; inability to successfully consummate and integrate acquisitions; unsuccessful expansion into new markets; competition; inability to obtain licenses to key technology; regulatory changes or consolidation in the healthcare industry; and other risks and uncertainties described in the Company's Annual Report on Form 10-K, including Exhibit 99.2 thereto, and in other periodic filings with the Securities and Exchange Commission. The company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

    About Wilson Greatbatch Technologies
    Wilson Greatbatch Technologies, Inc. (NYSE: GB) is a leading developer and manufacturer of batteries, capacitors, precision components and enclosures used in implantable medical devices and other technically demanding applications. The Company has operations in New York, Maryland,
Massachusetts, Nevada and Minnesota. Additional information about the Company is available at www.greatbatch.com.


                     Wilson Greatbatch Technologies, Inc.
                Condensed Consolidated Statement of Operations
                                 (Unaudited)
                   (In thousands except per share amounts)

                                      Three months ended   Six months ended
                                           June 30,            June 30,
                                        2003      2002      2003       2002

    Sales                             $55,802   $38,328   $110,659   $74,631
    Cost of sales                      32,631    22,729     64,675    43,080
      Gross profit                     23,171    15,599     45,984    31,551
    Selling, general and
     administrative expenses            8,177     5,354     15,868    11,010
    Research, development and
     engineering costs, net             4,635     3,390      9,195     7,044
    Amortization of intangible assets     813       886      1,628     1,772
      Operating income                  9,546     5,969     19,293    11,725
    Interest expense                      867       713      1,798     1,604
    Interest income                      (122)     (135)      (131)     (280)
    Early extinguishment of debt        1,603        --      1,603        --
    Other (income) expense, net           (30)       38        (18)       65
      Income before income taxes        7,228     5,353     16,041    10,336
    Provision for income taxes          2,276     1,767      5,052     3,411
      Net income                      $ 4,952   $ 3,586    $10,989   $ 6,925

    Diluted earnings per share        $  0.23   $  0.17    $  0.51   $  0.33

    Diluted average shares outstanding 21,535    21,255     21,416    21,261


                     Wilson Greatbatch Technologies, Inc.
                     Condensed Consolidated Balance Sheet
                                 (Unaudited)
                                (In thousands)

    ASSETS                                        June 30,        December 31,
                                                    2003              2002
    Current assets:
      Cash, cash equivalents and short-term
       investments                               $102,465          $  4,608
      Accounts receivable, net                     26,725            19,310
      Inventories                                  32,648            34,908
      Prepaid expenses and other current assets       849             3,339
      Refundable income taxes                       2,887             3,038
      Deferred income taxes                         3,349             3,349
         Total current assets                     168,923            68,552

    Property, plant, and equipment, net            65,270            64,699
    Intangible assets, net                         53,042            55,804
    Goodwill                                      119,521           119,407
    Other assets                                    7,146             3,789
    Total assets                                 $413,902          $312,251

    LIABILITIES AND STOCKHOLDERS' EQUITY

    Current liabilities:
      Accounts payable                           $  3,996          $  5,726
      Accrued expenses and other current
       liabilities                                 15,600            13,872
      Current portion of long-term debt               475             8,750
         Total current liabilities                 20,071            28,348

    Long-term debt, net of current portion        170,970            76,250
    Other long-term liabilities                       813               790
         Total liabilities                        191,854           105,388

    Stockholders' equity:
      Preferred stock                                  --                --
      Common stock                                     21                21
      Additional paid-in capital                  206,716           202,279
      Deferred stock-based compensation            (1,104)              --
      Retained earnings                            16,415             5,426
      Treasury stock, at cost                         --               (863)
         Total stockholders' equity               222,048           206,863
    Total liabilities and stockholders' equity   $413,902          $312,251

SOURCE  Wilson Greatbatch Technologies, Inc.
    -0-                             08/05/2003
    /CONTACT: Lawrence P. Reinhold, Executive Vice President and Chief Financial Officer, +1-716-759-5602, lreinhold@greatbatch.com, or Anthony W. Borowicz, Treasurer and Director, Investor Relations, +1-716-759-5809, tborowicz@greatbatch.com, both of Wilson Greatbatch Technologies, Inc./
    /Web site:  http://www.greatbatch.com /
    (GB)

CO:  Wilson Greatbatch Technologies, Inc.
ST:  New York, Massachusetts, Nevada, Minnesota
IN:  HEA MTC OIL CPR
SU:  ERN CCA